RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Dennis Waite	Leslie Loyet	Tim Grace
Vice President & CFO	General Inquiries	Analyst Inquiries	Media Inquiries
(605) 336-2750	(708) 246-6265	(312) 640-6672	(312) 640-6741

SIC Codes: 3672, 3081, 3829

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 18, 2004

RAVEN INDUSTRIES ANNOUNCES RECORD SALES, NET INCOME
FOR THIRD QUARTER

SIOUX FALLS, SD—November 18, 2004—Raven Industries, Inc. (RAVN: NasdaqNM) today announced record highs for both net income and sales for its third quarter ended October 31, 2004, against very strong year-ago results. Performance was substantially bolstered by $4 million in shipments of reinforced plastic sheeting to hurricane-ravaged Florida and other parts of the southeastern United States. Sales for the quarter climbed 35 percent to a record $48.6 million while net earnings jumped 33 percent to a record $5.2 million, or 28 cents per share on a post-split basis, from $3.9 million, or 21 cents a share post-split.

Ronald M. Moquist, President and CEO, explained that the company’s Engineered Films Division was “the big driver” in the just-concluded quarter, shipping approximately $4 million in reinforced plastic sheeting in the third quarter to hurricane-damaged parts of the country. The profit gain from these sales was substantially offset by write-downs of $1.3 million related to the Flow Controls Division’s Fluent Systems product line.

For the nine-month period, total sales were up 14 percent to $124 million while net income rose 27 percent to $14.3 million, or 77 cents per share on a post-split basis, vs. 61 cents post-split a year earlier. Raven split its shares two-for-one on October 15, 2004.

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Segment Performance

Raven’s Flow Controls Division (FCD) reported third-quarter sales were up 27 percent to $10.4 million while operating income declined from $2.4 million to $1.7 million due to a writeoff of $1.3 million against inventory and intangibles from its December 2003 acquisition of Fluent Systems, LLC. “We are disappointed with our performance on this acquisition and we misjudged the position this product could occupy in the market,” Moquist explained. “FCD’s underlying performance remains very strong, with our new SmarTrax GPS-based tractor-steering system off to a great start.” Nine-month sales rose 6 percent to $30.8 million while operating income, including the writeoff, rose from $7.3 million to $8.6 million. Last year’s nine-month sales included a special order of $6 million for chemical-injection systems.

Engineered Films Division (EFD) sales for the latest quarter climbed 54 percent, to $18.3 million, from the year earlier, while operating income rose 92 percent to $5.2 million, thanks in large part to $4 million in reinforced plastic sheeting shipments to the southeastern U.S. For the nine months, sales were $40.7 million, up 28 percent, and operating income totaled $11.4 million, up 42 percent from the nine-month period a year ago. The division continues to balance its production capacity with overall strong demand, but material supply and production constraints could reduce fourth-quarter gains.

Electronic Systems Division (ESD) sales for the third quarter climbed 34 percent to $14 million while operating income was up two percent to $1.6 million. Commented CEO Moquist: “We saw steady improvement in operating efficiencies and throughput during the third quarter but this division still has room to improve profitability.” For the nine months, sales were $34.8 million, up eight percent, and operating income totaled $3.1 million, down 28 percent from the nine months a year earlier.

Aerostar had a strong quarter, Moquist said, with operating income up 32 percent to $1.2 million and sales six percent higher to $5.8 million from $5.5 million a year earlier. The sales gain was modest, management explained, because Aerostar has not yet been awarded a third-year contract for Army cargo parachutes. In May 2003, Raven won a $7.75 million government contract for cargo parachutes and has been delivering on that order during the current fiscal year. “Because we no longer expect to receive an add-on order this year, we have already scaled back our Aerostar workforce, and renegotiated the shipping schedule for the $2.5 million remaining under the existing contract, out through October 2005. The first half of next year will likely see Aerostar sales and profits drop,” Moquist noted. Nine-month sales rose 11 percent to $17.7 million while operating income was up 48 percent to $3.7 million from the year earlier.

Balance Sheet

The company’s cash and investment balances totaled $8.9 million at the end of the quarter. Record high sales have increased working capital demands, with operating cash flows of $10.8 million for the nine months ended October 31, 2004, compared to $17.0 million for the year-earlier period. The company’s current ratio was 3.64 to 1 at October 31, 2004, compared to 4.23 one year earlier, reflecting the special $11.3 million dividend paid in May 2004.

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Outlook

Noting that Raven has already surpassed the net earnings per share of its last full fiscal year, CEO Moquist added that management expects a good fourth quarter this year as well, with the extent of gains depending on completion of the additional $4 million in reinforced plastic sheeting for hurricane-recovery needs. The next fiscal year, the executive continued, “will pose some challenges for growth, given the extraordinary performance in this fiscal year, but we are planning for continued expansion of sales and profits.”

CONFERENCE CALL INFORMATION

Raven has scheduled a conference call today at 2:00 p.m. Central Time to discuss its fiscal third quarter 2005 performance and related trends in its business. To access this call, log on to www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software. Replays will be available through this website for 90 days.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act provides a “safe harbor” for forward-looking statements. Certain information included in this Press Release and other materials filed or to be filed by the company with the Securities and Exchange Commission (as well as information included in statements made or to be made by the company) contains statements that are forward-looking. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the company’s primary markets, such as agriculture and construction, or changes in competition, material availability, technology or relationships with the company’s largest customers, any of which could adversely impact any of the company’s product lines. The foregoing list is not exhaustive and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

On the Internet, information is available at www.ravenind.com, the company’s website.

FINANCIAL TABLES FOLLOW...

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RAVEN INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2004	2003	Change	2004	2003	Change
Net sales	$48,597	$36,081	35%	$124,082	$109,133	14%
Cost of goods sold	35,635	26,862		90,683	82,666

Gross profit	12,962	9,219	41%	33,399	26,467	26%
Selling, general, and administrative expenses	3,581	3,023		9,916	8,691
Loss on disposition of businesses and assets	1,282	75		1,282	174

Operating income	8,099	6,121	32%	22,201	17,602	26%
Other income	(16)	(5)		(66)	(56)

Income before income taxes	8,115	6,126	32%	22,267	17,658	26%
Income taxes	2,921	2,224		8,016	6,410

Net income	$5,194	$3,902	33%	$14,251	$11,248	27%

Net income per common share:
-basic	$0.29	$0.22	32%	$0.79	$0.62	27%
-diluted	$0.28	$0.21	33%	$0.77	$0.61	26%
Weighted average common shares outstanding:
-basic	18,077	18,046	0%	18,084	18,089	0%
-diluted	18,429	18,467	0%	18,432	18,492	0%

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT (1)
(In thousands) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2004	2003	Change	2004	2003	Change
Net Sales:
Flow Controls	$10,409	$8,186	27%	$30,839	$28,991	6%
Engineered Films	18,337	11,883	54%	40,745	31,951	28%
Electronic Systems	14,004	10,480	34%	34,829	32,209	8%
Aerostar	5,847	5,532	6%	17,669	15,982	11%

Total Company	$48,597	$36,081	35%	$124,082	$109,133	14%

Operating Income (Loss):
Flow Controls	$1,671	$2,383	(30)%	$8,566	$7,288	18%
Engineered Films	5,237	2,732	92%	11,413	8,019	42%
Electronic Systems	1,629	1,603	2%	3,104	4,325	(28)%
Aerostar	1,152	871	32%	3,706	2,510	48%
Sold Businesses	—	(75)		—	(355)

Total Segment Income	9,689	7,514		26,789	21,787
Corporate Expenses	(1,590)	(1,393)	(14)%	(4,588)	(4,185)	(10)%

Total Company	$8,099	$6,121	32%	$22,201	$17,602	26%

(1) The company’s high-altitude research balloon operation, formerly in the Engineered Films segment, is included with Aerostar results as a result of a change in the company’s organizational structure. Prior year results have been reclassified to reflect this change.

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS(1)
(In thousands) (Unaudited)

	October 31,	January 31,	October 31,
	2004	2004	2003
ASSETS
Cash, cash equivalents and short-term investments	$8,903	$18,442	$19,264
Accounts receivable, net	24,293	18,454	18,419
Inventories	22,273	16,763	16,963
Prepaid expenses and other current assets	2,841	2,945	3,103

Total current assets	58,310	56,604	57,749
Property, plant and equipment, net	17,458	15,950	15,857
Other assets, net	6,329	7,848	6,884

	$82,097	$80,402	$80,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$70	$72	$104
Accounts payable	6,280	3,666	4,647
Accrued and other liabilities	9,654	9,051	8,903

Total current liabilities	16,004	12,789	13,654
Long-term debt, less current portion	5	57	75
Other liabilities	1,383	1,085	1,442
Stockholders’ equity	64,705	66,471	65,319

	$82,097	$80,402	$80,490

(1) Certain reclassifications have been made to the January 31, 2004 and October 31, 2003 consolidated balance sheets to conform to the presentation as of October 31, 2004. Such reclassifications had no effect on net income or cash flows as previously reported.

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(In thousands) (Unaudited)

	Nine Months Ended October 31
	2004	2003
Cash flows from operating activities
Net income	$14,251	$11,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,846	3,232
Deferred income taxes	68	91
Loss on disposition of businesses and assets	1,282	174
Other operating activities, net	(7,690)	2,218

Net cash provided by operating activities	10,757	16,963

Cash flows from investing activities
Capital expenditures	(4,016)	(2,454)
Other investing activities, net	(5)	(30)

Net cash used in investing activities	(4,021)	(2,484)

Cash flows from financing activities
Dividends paid	(14,308)	(2,262)
Purchase of treasury stock	(2,020)	(2,190)
Long-term debt principal payments	(54)	(91)
Other financing activities, net	107	111

Net cash used in financing activities	(16,275)	(4,432)

Net increase (decrease) in cash and cash equivalents	(9,539)	10,047
Cash and cash equivalents at beginning of period	14,442	5,217

Cash and cash equivalents at end of period	4,903	15,264
Short-term investments	4,000	4,000

Cash, cash equivalents and short-term investments	$8,903	$19,264